                                                                Exhibit 3.1


                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                LEVEL 8 SYSTEMS, INC.

                 (Under Section 402 of the Business Corporation Law)

     FIRST.    The name of the corporation is Level 8 Systems, Inc.

     SECOND.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD.    The office of the Corporation in the State of New York shall be located in the county of New York.

     FOURTH.   The Corporation shall have the authority to issue 16,000,000 shares, consisting of 15,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. The board of directors may authorize the issuance from time to time of the preferred stock in one or more series and with such designations and such powers, preferences and rights, and the qualifications, limitations or restrictions thereof (which may differ with respect to each series) as the board may fix by resolution.

     FIFTH.    The Secretary of State of the State of New York is hereby
designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any proceedings against the Corporation served upon him is:

                        Robert R. MacDonald
                        Across Data Systems, Inc.
                        382 Main Street
                        Salem, New Hampshire 03079

     SIXTH.    A director of the Corporation shall not be liable to the
Corporation or its shareholders for damages for any breach of duty in such capacity except for:

         (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated
Section 719 of the Business Corporation Law, or

         (ii) liability for any act or omission prior to the adoption of this provision.

         Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     SEVENTH. No holder of any shares of any class shall have any preemptive right to purchase any other shares or securities of any class that may at any time be sold or offered for sale by the Corporation.

     We have subscribed this certificate on the date set forth below and affirm, under the penalties of perjury, that the statements contained in it are true.


July 7, 1988

                                    /S/ Elizabeth A. McNally
                                    ------------------------